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   TRANS-LUX CORPORATION AND SUBSIDIARIES                                                   EXHIBIT 11
   COMPUTATION OF EARNINGS PER SHARE

                                                    FOR THE THREE MONTHS             FOR THE SIX MONTHS
                                                       ENDED JUNE 30                    ENDED JUNE 30
                                                    --------------------            -------------------
                                                      1997          1996            1997           1996
                                                      ----          ----            ----           ----

   Primary:
   --------
   Net income                                     $310,000      $271,000        $581,000       $519,000
                                                   =======       =======         =======        =======

   Average common shares outstanding             1,283,000     1,255,000       1,277,000      1,255,000
   Assumes exercise of options reduced by
      the number of shares which could have
      been purchased with the proceeds from
      exercise of such options                      29,000        23,000          28,000         17,000
                                                 ---------     ---------       ---------      ---------
   Average common and common equivalent
      shares outstanding                         1,312,000     1,278,000       1,305,000      1,272,000
                                                 =========     =========       =========      =========

   Primary earnings per share                        $0.24         $0.21           $0.45          $0.41
                                                 =========     =========       =========      =========

   Fully diluted:
   --------------
   Net income                                     $310,000      $271,000      $  581,000       $519,000

   Add after tax interest expense applicable
      to 9% convertible subordinated debentures     (3,000)       66,000         102,000        131,000
   Add after tax interest expense applicable to
      7 1/2% convertible subordinated notes        364,000          ----         722,000           ----
                                                   -------       -------       ---------        -------

   Adjusted net income                            $671,000      $337,000      $1,405,000       $650,000
                                                   =======       =======       =========        =======

   Average common shares outstanding             1,283,000     1,255,000       1,277,000      1,255,000
   Assumes exercise of options reduced by
      the number of shares which could have
      been purchased with the proceeds from
      exercise of such options                     35,000         26,000          35,000         26,000
   Assumes conversion of 9% convertible
      subordinated debentures                        ----        383,000         119,000        383,000
   Assumes conversion of 7 1/2% convertible
      subordinated notes                        2,257,000           ----       2,236,000           ----

                                                ---------      ---------       ---------      ---------
   Average common and common equivalent         3,575,000      1,664,000       3,667,000      1,664,000
      shares outstanding                        =========      =========       =========      =========

   Fully diluted earnings per share                 $0.19          $0.20           $0.38          $0.39
                                                =========      =========       =========      =========
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